EXHIBIT 16.1

September 17, 2014

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

On September 15, 2014, we provided notice of our resignation as the independent registered public accounting firm for LifeApps Digital Media Inc. (the “Company”).

We have read the Company’s disclosure set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated September 17, 2014, and are in agreement with the disclosures in the Current Report, insofar as they relate to our firm.

Sincerely,

/s/ Eide Bailly LLP

Eide Bailly LLP